UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
(Amendment No.    )

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WILSHIRE ENTERPRISES, INC.
(Name of the Registrant as Specified In Its Charter)

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March 6, 2009

Dear Fellow Shareholder:

As you decide how to vote at the upcoming annual meeting of shareholders scheduled for March 24, 2009, do not be fooled by the misguided rhetoric of Bulldog Investors and its affiliate Full Value Partners, L.P.  Instead, consider the following and decide for yourself whether the Bulldog nominees can legitimately represent your interests.  We believe that our shareholders deserve better.

Your vote is extremely important.  To ensure that Bulldog’s nominees do not succeed in their plan to seize control of your board, we urge you to vote FOR your company’s highly qualified nominees on the enclosed WHITE proxy card TODAY—by telephone, Internet or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

Bulldog’s Ill-Conceived “Plan” for Wilshire
is NOT in the Best Interests of ALL Shareholders

Bulldog has not presented a strategic plan for Wilshire—its stated agenda is to gain control of your board and pursue a fire sale or liquidation of the Company.  Bulldog has shown no interest in creating sustainable growth and we believe its so-called “alternative plan” for Wilshire is irresponsible, self-serving and threatens the future value of your investment.  To add insult to injury, none of the Bulldog nominees shows any experience in operating, buying or selling of real estate.  Ask yourself, are nominees without any real estate experience qualified to be members of the board of a company engaged in acquiring, owning and operating real estate?

We do not believe that selling or liquidating your Company in today’s environment makes financial sense.  After considering today’s highly uncertain financial markets and the worst M&A environment in years, your board has determined that now is not the right time to sell the Company.  Nevertheless, Bulldog still calls for Wilshire’s sale or liquidation—a position that we believe reflects their fundamental lack of understanding of your Company and the business and markets in which we operate, as well as current market conditions.

Wilshire is Positioned for Growth
We Have the Right Plan to Build Shareholder Value

Your board and management team are dedicated to enhancing shareholder value.  With today’s depressed real estate valuations, our experienced management team is focused on making disciplined strategic acquisitions that will enhance the value of your investment in Wilshire.  The following is only a sample of the opportunities we see to benefit our shareholders:

•	Strengthen our existing portfolio by making capital improvements to our properties, which we believe will help grow our occupancy rates.

•	Pursue off-market opportunities that provide acquisition opportunities at significant discounts.

•	Purchase discounted loans, which can yield attractive returns on investment.

•	Buy and hold multi-family properties at attractive prices.

We are confident that prudent acquisitions of real estate assets will grow your Company and enhance shareholder value.  In addition, we believe that strategic additions of real estate assets will make us even more attractive to potential acquirors of Wilshire when market conditions improve.

You board understands that there may be a time in the future when a sale of the company yields a price that is in the best interests of all shareholders.  Now is not that time!  Now is the time to improve the financial performance of Wilshire to grow shareholder value.  Your board will continue to be open to any and all strategic opportunities including a potential sale of the Company at the right time and at the right price.

We Need Your Support to Stop Bulldog’s Agenda to
Seize Control of Your Company’s Board in its Tracks

Your board is committed to protecting and enhancing the value of your investment in Wilshire. We believe that our strategic plan will lead to creating value for all Wilshire shareholders.  We view the prospect of Bulldog’s intention to seize control of your board and implement a fire sale or liquidation of the Company as completely counter to the best interests of all shareholders.

Do You Trust Bulldog’s Nominees with Your Investment?

It appears to Wilshire that Bulldog’s nominees, with no relevant demonstrated real estate experience, are the very opposite of what we believe one should want in a Wilshire director.  Are the Bulldog nominees the types of individuals that you want on your board?  We think not.

You deserve better from potential board representatives than the Bulldog nominees!  Your current board is comprised of highly qualified directors who understand the real estate industry, have already taken swift and decisive steps to add valuable expertise to implement a strategic plan, and who are dedicated to increasing value for ALL shareholders.

There is still time for you to protect your investment by voting FOR your board’s highly qualified, dedicated nominees.  Please follow the simple instructions on the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card. To avoid invalidating your vote, please simply discard Bulldog’s green proxy card.

On behalf of your Board of Directors, I thank you for your continued support.

Sincerely,

Sherry Wilzig Izak

Your Vote Is Important, No Matter How Many Or How Few Shares You Own.

If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

INNISFREE M&A INCORPORATED
Shareholders may call Toll-Free:  (888) 750-5834
Banks and Brokers may call Collect:  (212) 750-5833

IMPORTANT
We urge you NOT to sign any Green proxy card sent to you by Bulldog.
If you have already done so, you have every legal right to change your vote by using the enclosed WHITE proxy card to vote TODAY—by telephone, by Internet, or by signing, dating and returning the WHITE proxy card in the postage-paid envelope provided.

FORWARD-LOOKING STATEMENTS

All non-historical statements in this letter constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties, including risks cited in reports filed by Wilshire with the Securities and Exchange Commission. Actual results may differ materially from such forward-looking statements. Wilshire Enterprises, Inc. assumes no obligation for updating any such forward-looking statement at any time.